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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:  John M. Rudey                    Stefanie King
           U.S. Timberlands Company, L.P    Edelman Financial
           (212) 755-1100                   (212) 704-8291



                  U.S. TIMBERLANDS NAMES STUART AND SYMINGTON
                             TO BOARD OF DIRECTORS


KLAMATH FALLS, Ore., December 18, 1997 -- U.S. Timberlands Company, L.P. (Nasdaq: TIMBZ) announced today that Spencer R. Stuart and Allen E. Symington have been named to the Board of Directors of the Company's General Partner.

Spencer R. Stuart, 75, is the Founder and honorary Chairman of Spencer Stuart & Associates/Management Consultants-Executive Searches, known today as SpencerStuart, one of the world's leading executive search and management consulting firms. Following his tenure with SpencerStuart, Mr. Stuart was chairman of Dean Witter Council of Management Advisors, a division of Dean Witter Investment Banking. Mr. Stuart has served on the Board of Directors of several public companies, including UST, Inc., Keystone Custodian Funds, Western Airlines, Allegheny International, as well as a number of non-publc companies, including Ingersoll Milling Machine.

Allen E. Symington, 58, is Vice President, Finance of Simpson Timber Investment Company, a privately owned, Seattle based holding company which owns timberlands, lumber, plywood and door operations, and pulp and paper operations in the United States, as well as fast growth forests and a joint venture mill in Latin America. Since joining Simpson in 1962, Mr. Symington has held various positions, including Vice President & Treasurer, Vice President - Investments, Manager Pension Trusts and Financial Analysis, Director of Business Planning, Interim General Manager of Simpson Building Supply Company, Marketing Controller, Industrial Engineer -Plywood, and Process Development Engineer. Mr. Symington has been instrumental in expanding Simpson's land base over 40% since the late 1980's. In addition, he developed log testing methods, log allocation methods, and a log appraisal system which resulted in increases in dollar returns to standing timber. Mr. Symington is currently Vice Chairman of the Washington State Employees Retirement Board, Treasurer of the Washington State Republican Party and a board member of Enterprises International, a company which owns companies which produce manufacturing equipment for the pulp and paper industry throughout the world.
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John M. Rudey, chairman of U.S. Timberlands, stated, "Spencer and Al bring to our Board a wealth of experience in various operating and management roles. Their expertise will be invaluable to us as we evolve as a public company."

U.S. Timberlands Company, L.P. owns approximately 630,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland containing total merchantable timber volume estimated to be approximately 2.2 billion board feet in Oregon east of the Cascade Range. U.S. Timberlands specializes in the growing of trees and the sale of logs and standing timber. Logs harvested from the timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber, plywood and other wood products, primarily for the use in new residential home construction, home remodeling and repair, and general industrial applications. The Company also owns and operates its own seed orchard and produces approximately five million conifer seedlings annually from its nursery, approximately half of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

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